EXHIBIT 11
                  CENTURY TELEPHONE ENTERPRISES, INC.
                  COMPUTATIONS OF EARNINGS PER SHARE
                              (UNAUDITED)


                                         Three months         Nine months
                                      ended September 30   ended September 30
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                                        1997      1996       1997      1996
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                                        (Dollars, except per share amounts,
                                             and shares in thousands)

Net income                          $ 41,433    36,350    157,744    98,956
Dividends applicable to
  preferred stock                         (4)     (128)       (59)     (285)
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Net income applicable to
  common stock                        41,429    36,222    157,685    98,671
Dividends applicable to
  preferred stock                          4       128         59       285
Interest on convertible
  securities, net of taxes               120       145        360       435
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Net income as adjusted for
  purposes of computing fully
  diluted earnings per share        $ 41,553    36,495    158,104    99,391
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Weighted average number of shares:
   Outstanding during period          60,377    59,744     60,164    59,552
   Common stock equivalent shares        798       697        642       639
   Employee Stock Ownership Plan
     shares not committed to
     be released                        (288)     (330)      (296)     (338)
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Number of shares for computing
  primary earnings per share          60,887    60,111     60,510    59,853

Incremental common shares
  attributable to additional
  dilutive effect of convertible
  securities                             728       770        688       740
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Number of shares as adjusted for
  purposes of computing fully
  diluted earnings per share          61,615    60,881     61,198    60,593
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Earnings per average common share   $    .69       .61       2.62      1.66
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Primary earnings per share          $    .68       .60       2.61      1.65
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Fully diluted earnings per share    $    .67       .60       2.58      1.64
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